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Contacts:   For Media:     Holly Sheffer
                           (212) 578-4072

            For Investors: John Nadel
                           (212) 578-2085

         METLIFE ANNOUNCES CHARGE AT ITS AFFILIATE NEW ENGLAND FINANCIAL

NEW YORK, August 11, 2003 - MetLife, Inc. (NYSE: MET) today announced that it is adjusting its previously reported second quarter earnings by $31 million after-tax. This adjustment results from certain improperly deferred expenses at its affiliate, New England Financial, which is part of MetLife's Individual Business segment. The revised, as well as previously reported, second quarter and six months ended June 30, 2003 net income and operating earnings are shown below:

                                    For the three months ended June 30, 2003
                                   -------------------------------------------
                                      As Revised        As Previously Reported
                                   -----------------    ----------------------
                             (Dollars in millions, except per share data, unaudited)
Net income                         $580        $0.79        $611        $0.84
After-tax investment losses          40         0.05          40         0.05
                                   ----        -----        ----        -----
Operating earnings                 $620        $0.84        $651        $0.89
                                   ====        =====        ====        =====

                                        For the six months ended June 30, 2003
                                   ----------------------------------------------
                                       As Revised          As Previously Reported
                                   -----------------       ----------------------
                               (Dollars in millions, except per share data, unaudited)
Net income                         $  942        $1.29        $  973        $1.33
After-tax investment losses           124         0.17           124         0.17
Impact of conversion of
  securities                           --         0.03            --         0.03
                                   ------        -----        ------        -----
Operating earnings                 $1,066        $1.49        $1,097        $1.53
                                   ======        =====        ======        =====


"We are disappointed by the need for this adjustment and by the timing of it, one week after the release of our second quarter results," said Robert H. Benmosche, chairman of the board and chief executive officer.

"Excluding this charge, we continue to work towards and expect to achieve our 2003 business plan," he added.

Eileen McDonnell, currently senior vice president, Individual Insurance Business Development for MetLife, has been named president of New England Financial, replacing Thom Faria, who has left the company. Ms. McDonnell has had overall responsibility for field recruiting and training, advanced markets, strategic planning, expense management and field compensation for the MetLife, GenAmerica Financial and New England Financial distribution channels.

Prior to joining MetLife earlier this year, Ms. McDonnell was senior vice president and head of individual insurance at Guardian Life Insurance Company. In that capacity, she was responsible

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for retail distribution, product development, marketing and operations. Earlier in her career, Ms. McDonnell spent nearly ten years at AXA Financial.

"We recruited Eileen several months ago because she brings a strong track record in leading and developing a highly productive agency sales force," said C. Robert Henrikson, president U.S. Insurance and Financial Services businesses. "Our appointment of Eileen to this important leadership position again underscores our commitment to grow New England Financial and its general agency sales force."

The aforementioned $31 million after-tax charge resulted in a reduction to net income and operating earnings in the Traditional Life and Variable & Universal Life product lines within the Individual Business segment. For further details, a revised June 30, 2003 quarterly financial supplement is available on MetLife's Web site at www.metlife.com on the investor relations pages.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies have insurance operations in 12 countries serving approximately 8 million customers.

                                      # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company and its subsidiaries, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability, financial strength or debt ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xiii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and (xiv) other risks and uncertainties

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described from time to time in the company's filings with the Securities and
Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.